UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Tejon Ranch Co.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    879080109

                                 (CUSIP Number)

                                   May 5, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 20 Pages

CUSIP No. 879080109                    13G              Page 2 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [X]
                                                                   (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 3 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge International LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [X]
                                                                   (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 4 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge Capital Corporation
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [X]
                                                                   (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             BD
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 5 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge Capital Management, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 6 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Glenn Dubin
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 7 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Henry Swieca
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 8 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge/Zwirn Special Opportunities Fund, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 9 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge/Zwirn Special Opportunities Fund, Ltd.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 10 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            D.B. Zwirn & Co., L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 11 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Zwirn Holdings, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 12 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            DBZ GP, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   ERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 13 of 20 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Daniel B. Zwirn
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,538,876 (See Item 4(a))
OWNED BY
               ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,876 (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.28% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G              Page 14 of 20 Pages

Item 1.

(a)  Name of Issuer

        Tejon Ranch Co., a Delaware corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

        P.O. Box 1000
        Lebec, California 93243

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        Smithfield Fiduciary LLC
        The Cayman Corporate Center
        Fourth Floor
        27 Hospital Road
        Georgetown, Grand Cayman, Cayman Islands, British West Indies
        Citizenship: Cayman Islands, British West Indies

        Highbridge International LLC
        The Cayman Corporate Center
        Fourth Floor
        27 Hospital Road
        Georgetown, Grand Cayman, Cayman Islands, British West Indies
        Citizenship: Cayman Islands, British West Indies

        Highbridge Capital Corporation
        The Cayman Corporate Center
        Fourth Floor
        27 Hospital Road
        Georgetown, Grand Cayman, Cayman Islands, British West Indies
        Citizenship: Cayman Islands, British West Indies

        Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship: Delaware

        Glenn Dubin
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship: United States

        Henry Swieca
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship: United States

        Highbridge/Zwirn Special Opportunities Fund, L.P.
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Ave.
        18th Floor

CUSIP No. 879080109                    13G              Page 15 of 20 Pages


        New York, New York 10151
        Citizenship: Delaware

        Highbridge/Zwirn Special Opportunities Fund, Ltd.
        c/o Goldman Sachs (Cayman) Trust, Limited
        P.O. Box 896
        George Town
        Harbour Centre, 2nd Floor
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship: Cayman Islands, British West Indies

        D.B. Zwirn & Co., L.P.
        745 Fifth Ave.
        18th Floor
        New York, New York 10151
        Citizenship: Delaware

        Zwirn Holdings, LLC
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Ave.
        18th Floor
        New York, New York 10151
        Citizenship: Delaware

        DBZ GP, LLC
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Ave.
        18th Floor
        New York, New York 10151
        Citizenship: Delaware

        Daniel B. Zwirn
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Ave.
        18th Floor
        New York, New York 10151
        Citizenship: United States

Item 2(d)  Title of Class of Securities

        Common Stock, par value $0.50 per share ("Common Stock")

Item 2(e)  CUSIP Number

        879080109

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a)     [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
            78o).

(b)     [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)     [ ] Insurance company as defined in Section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)     [ ] Investment company registered under Section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

CUSIP No. 879080109                    13G              Page 16 of 20 Pages


(e)     [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f)     [ ] An employee benefit plan or endowment fund in accordance with Rule
            13d-1(b)(1)(ii)(F);

(g)     [ ] A parent holding company or control person in accordance with Rule
            13d-1(b)(1)(ii)(G);

(h)     [ ] A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)     [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.    Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:

         As of the date hereof, each Reporting Person may be deemed the beneficial owner of (i) 563,098 shares of Common Stock owned by Smithfield Fiduciary LLC, (ii) 206,340 shares of Common Stock currently issuable to Smithfield Fiduciary LLC upon exercise of additional investment rights, (iii) 281,549 shares of Common Stock owned by Highbridge/Zwirn Special Opportunities Fund, L.P., (iv) 103,170 shares of Common Stock currently issuable to Highbridge/Zwirn Special Opportunities Fund, L.P. upon exercise of additional investment rights, (v) 281,549 shares of Common Stock owned by Highbridge/Zwirn Special Opportunities Fund, Ltd. and (vi) 103,170 shares of Common Stock currently issuable to Highbridge/Zwirn Special Opportunities Fund, Ltd. upon exercise of additional investment rights.

         Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and Highbridge Capital Corporation. Glenn Dubin is a Managing Partner of Highbridge Capital Management, LLC. Henry Swieca is a Managing Partner of Highbridge Capital Management, LLC. Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC which is a wholly-owned subsidiary of Highbridge Capital Corporation, a broker/dealer.

         D.B. Zwirn & Co., L.P. is the trading manager of each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P. and consequently has voting control and investment discretion over the securities held by each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

CUSIP No. 879080109                    13G              Page 17 of 20 Pages


         The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

    (b)    Percent of class:

         Approximately 9.28% as of the date hereof. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, there were 15,809,083 shares of Common Stock issued and outstanding as of May 10, 2004. In addition, (i) 206,340 shares of Common Stock are currently issuable to Smithfield Fiduciary LLC upon exercise of the additional investment rights referred to in Item 4(a) above, (ii) 103,170 shares of Common Stock are currently issuable to Highbridge/Zwirn Special Opportunities Fund, L.P. upon exercise of the additional investment rights referred to in Item 4(a) above and
(iii) 103,170 shares of Common Stock are currently issuable to Highbridge/Zwirn Special Opportunities Fund, Ltd. upon exercise of the additional investment rights referred to in Item 4(a) above.)

    (c)    Number of shares as to which such person has:

           (i)    Sole power to vote or to direct the vote

                  0

           (ii)   Shared power to vote or to direct the vote

                  1,538,876 shares of Common Stock.

           (iii)  Sole power to dispose or to direct the disposition of
                  0

           (iv) Shared power to dispose or to direct the disposition of

                  1,538,876 shares of Common Stock.

Item 5.    Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

        See Exhibit I.

CUSIP No. 879080109                    13G              Page 18 of 20 Pages


Item 9.    Notice of Dissolution of Group

         Not applicable.

Item 10.   Certification

         By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of May 17, 2004, by and among Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital Management, LLC, Glenn Dubin, Henry Swieca, Highbridge/Zwirn Special Opportunities Fund, L.P., Highbridge/Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn & Co., L.P., Zwirn Holdings, LLC, DBZ GP, LLC and Daniel B. Zwirn

CUSIP No. 879080109                    13G              Page 19 of 20 Pages


                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: May 17, 2004

SMITHFIELD FIDUCIARY LLC                    HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                   By: /s/ Howard Feitelberg
    -------------------------                   --------------------------
Name: Howard Feitelberg                     Name: Howard Feitelberg
Title: Director                             Title: Director

HIGHBRIDGE CAPITAL CORPORATION              HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Howard Feitelberg                   By: /s/ Ronald S. Resnick
    -------------------------                   --------------------------
Name: Howard Feitelberg                     Name: Ronald S. Resnick
Title: Controller                           Title: Managing Director


/s/ Glenn Dubin                             /s/ Henry Swieca
-----------------------------               ------------------------------
GLENN DUBIN                                 HENRY SWIECA

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES      HIGHBRIDGE/ZWIRN SPECIAL
FUND, L.P.                                  OPPORTUNITIES FUND, Ltd.

By: D.B. Zwirn & Co., L.P.                  By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                            By: DBZ GP, LLC,
    its General Partner                         its General Partner
By: Zwirn Holdings, LLC,                    By: Zwirn Holdings, LLC,
    its Managing Member                         its Managing Member

By: /s/ Daniel B. Zwirn                     By: /s/ Daniel B. Zwirn
    -------------------------                   --------------------------
Name: Daniel B. Zwirn                       Name: Daniel B. Zwirn
Title: Managing Member                      Title: Managing Member

D.B. ZWIRN & CO., L.P.                      ZWIRN HOLDINGS, LLC
By: DBZ GP, LLC,
    its General Partner
By: Zwirn Holdings, LLC,                    By: /s/ Daniel B. Zwirn
    its Managing Member                         --------------------------
                                            Name: Daniel B. Zwirn
                                            Title: Managing Member
By: /s/ Daniel B. Zwirn
    -------------------------
Name: Daniel B. Zwirn
Title: Managing Member

DBZ GP, LLC
By: Zwirn Holdings, LLC,
    its Managing Member                     /s/ Daniel B. Zwirn
                                            ------------------------------
By: /s/ Daniel B. Zwirn                     DANIEL B. ZWIRN
    -------------------------
Name: Daniel B. Zwirn
Title: Managing Member

CUSIP No. 879080109                    13G              Page 20 of 20 Pages

                                   EXHIBIT I
                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.50 par value, of Tejon Ranch Co., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of May 17, 2004

SMITHFIELD FIDUCIARY LLC                    HIGHBRIDGE INTERNATIONAL LLC

By: /s/ Howard Feitelberg                   By: /s/ Howard Feitelberg
    -------------------------                   --------------------------
Name: Howard Feitelberg                     Name: Howard Feitelberg
Title: Director                             Title: Director

HIGHBRIDGE CAPITAL CORPORATION              HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By: /s/ Howard Feitelberg                   By: /s/ Ronald S. Resnick
    -------------------------                   --------------------------
Name: Howard Feitelberg                     Name: Ronald S. Resnick
Title: Controller                           Title: Managing Director


/s/ Glenn Dubin                             /s/ Henry Swieca
-----------------------------               ------------------------------
GLENN DUBIN                                 HENRY SWIECA

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES      HIGHBRIDGE/ZWIRN SPECIAL
FUND, L.P.                                  OPPORTUNITIES FUND, Ltd.

By: D.B. Zwirn & Co., L.P.                  By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                            By: DBZ GP, LLC,
    its General Partner                         its General Partner
By: Zwirn Holdings, LLC,                    By: Zwirn Holdings, LLC,
    its Managing Member                         its Managing Member

By: /s/ Daniel B. Zwirn                     By: /s/ Daniel B. Zwirn
    -------------------------                   --------------------------
Name: Daniel B. Zwirn                       Name: Daniel B. Zwirn
Title: Managing Member                      Title: Managing Member

D.B. ZWIRN & CO., L.P.                      ZWIRN HOLDINGS, LLC
By: DBZ GP, LLC,
    its General Partner
By: Zwirn Holdings, LLC,                    By: /s/ Daniel B. Zwirn
    its Managing Member                         --------------------------
                                            Name: Daniel B. Zwirn
                                            Title: Managing Member
By: /s/ Daniel B. Zwirn
    -------------------------
Name: Daniel B. Zwirn
Title: Managing Member

DBZ GP, LLC
By: Zwirn Holdings, LLC,
    its Managing Member                     /s/ Daniel B. Zwirn
                                            ------------------------------
By: /s/ Daniel B. Zwirn                     DANIEL B. ZWIRN
    -------------------------
Name: Daniel B. Zwirn
Title: Managing Member